Exhibit 99.2

March 16, 2009

Dear Fellow Shareholder:

Today I am writing to inform you that First Commonwealth Financial Corporation declared a quarterly common stock dividend of $0.12 per share, a reduction of $0.05 per share compared to the previous quarter. We estimate this dividend adjustment will retain approximately $17 million in capital annually.

Having this additional capital on hand will enable us to continue to seize the unprecedented opportunity that we now have to grow our company as a result of the inability of many of our larger competitors to lend. With a strong capital position, we can also take full advantage of the recent merger of the two largest financial institutions in our market, which has already led to a dislocation of many of their former clients. We have begun to capitalize on this opportunity and have grown the number of client households we serve. Just as importantly, we anticipate that this household growth will continue. At the same time, we also recognize the need to insure against the economic and industry headwinds that all companies in the financial services industry are facing.

Given the market opportunities that exist, and recognizing the importance of preserving capital in the current economic environment, we believe it is not prudent to continue paying out more in dividends than we earn. We believe the reduction in the dividend will allow us to build upon the momentum we have already generated in our core earnings growth. In 2008 core net income rose nearly 13% over the previous year. Our loan portfolio grew more than 19%, and our savings and checking deposit base increased more than 12%.

Simply put, First Commonwealth is a healthy company that is winning in the marketplace despite very trying economic times. The decision to reduce our dividend is a proactive step to preserve capital and strengthen our balance sheet so that we may focus on long-term, sustainable growth. Even with the reduction, the dividend offers a very competitive yield. The dividend yield, based on the March 13, 2009 closing price of $8.25, was 5.82%. We believe this rate provides an appropriate balance between a generous return to shareholders and a disciplined approach to capital management. Even with this reduction, our dividend payment and total return compare favorably to our peers. The table below illustrates a dividend yield comparison. In addition, an accompanying table provides total shareholder return and dividend payout ratios.

Source: SNL Financial

Company Name	Per Share Amount* ($)	Current Dividend Yield** (%)
First Commonwealth Financial Corporation	$0.48	5.82%
S&T Bancorp, Inc.	$1.24	5.65%
F.N.B. Corporation	$0.48	6.75%
AmeriServ Financial, Inc.	$0.10	6.85%
M&T Bank Corporation	$2.80	7.12%
PNC Financial Services Group, Inc.	$0.40	1.42%
Parkvale Financial Corporation	$0.88	8.39%
Huntington Bancshares Incorporated	$0.04	2.56%
Fifth Third Bancorp	$0.04	2.29%

* Indicated annual dividend ** Based on closing prices on March 13, 2009

As an additional means of capital preservation, we are reevaluating our cost structure for savings that we believe would not impede our strategy for growth. These expense reductions will include, but not be limited to, the elimination of certain executive fringe benefits and the voluntary suspension of executive bonuses generated through the 2009 annual incentive plan.

It should also be noted that we have changed the timing of when we will declare and pay our dividend. This change was made to give the Board of Directors adequate time to evaluate the financial performance of our company prior to declaring the quarterly dividend. Going forward, dividends will be announced around the same time that our quarterly earnings are released. The dividend will be payable approximately 30 days later than our historical payment dates. In 2009, dividends will be paid in January, April, August and November. In 2010 and beyond, dividends will be paid in February, May, August and November.

The decision to reduce the dividend was a difficult one; however, it was made with the greatest consideration for the best interests of our shareholders in the long run. The Board recognizes the importance of the dividend to our shareholders, and we would expect that full consideration will be given to increasing the dividend as economic conditions stabilize and our earnings improve to support a normalized dividend payout ratio.

I would like to extend my deepest gratitude for your support and confidence. I am honored to have the privilege of serving the shareholders of this extraordinary company, and I am proud of the dedicated employees who work tirelessly every day to serve our clients and our communities. It is through their efforts that we will be successful for many years to come.

If you should have any questions regarding the reduction of the dividend or the changing of when we pay the dividend, please contact me directly at 724-349-7220 and choose option 1 or contact Don Lawry, our Vice President of Investor Relations, at 724-465-4660.

Sincerely,

/s/    John J. Dolan

Data as of March 13, 2009

Source: SNL Financial

Company Name	Total Return One Year (%)	Total Return Three Year (%)	Current Dividend Yield (%)	Dividend Reduction for 2009 (%)	Dividend Payout Ratio 2008 Y (%)
First Commonwealth Financial Corporation	-22.00	-26.90	5.82	29.41	117.2
S&T Bancorp, Inc.	-24.03	-31.71	5.65		54.4
F.N.B. Corporation	-48.66	-48.25	6.75	50.00	218.2
M&T Bank Corporation	-49.91	-65.21	7.12		55.9
AmeriServ Financial, Inc.	-50.70	-68.57	6.85		10.0
PNC Financial Services Group, Inc.	-52.36	-54.97	1.42	84.85	106.1
Parkvale Financial Corporation	-59.37	-57.86	8.39		55.3
Huntington Bancshares Incorporated	-86.90	-93.38	2.56	92.45	NM
Fifth Third Bancorp	-91.98	-94.69	2.29	93.33	NM

NM- Not meaningful.